EXHIBIT 11

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

November 8, 2004

BlackRock Funds

100 Bellevue Parkway

Wilmington, Delaware 19809

RE:    Offering of BlackRock Shares in the BlackRock Money Market Portfolio

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Funds (the “Trust”), a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly referred to as a “Massachusetts business trust”) on behalf of its series, the BlackRock Mid-Cap Growth Equity Portfolio (the “Fund”), in connection with the preparation of the Trust’s registration statement on Form N-14 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “1933 Act”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration under the 1933 Act of Investor A, B, C and Institutional shares of beneficial interests of the Fund, each with a par value $0.001 per share (collectively, the “Shares”), to be issued pursuant to an Agreement and Plan of Reorganization between the Trust, on behalf of the Fund, and State Street Research Capital Trust, on behalf of its series the State Street Research Mid-Cap Growth Fund.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

(a) the Registration Statement;

BlackRock Funds

November 8, 2004

(b) the certificate of Brian P. Kindelan, Secretary of the Fund, dated as of the date hereof (the “Officer’s Certificate”);

(c) the Declaration of Trust of the Trust, initially executed on December 22, 1988, as amended by Amendment No. 1 through Amendment No. 4, as attached to the Officer’s Certificate;

(d) the Amended and Restated Code of Regulations of the Trust approved by the Board of Trustees of the Trust on February 10, 1999;

(e) resolutions adopted by the Board of Trustees of the Fund on September 10 and 28, 2004, relating to the Agreement and Plan of Reorganization, the authorization and issuance of the Shares pursuant to the Agreement and Plan of Reorganization, the filing of the Registration Statement and any amendments thereto and related matters;

(f) the form of the Agreement and Plan of Reorganization as included as Appendix C in to the Registration Statement; and

(g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust, including the facts set forth in the Officer’s Certificate described above.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance of Shares by the Trust pursuant to the Agreement and Plan of Reorganization (in the form included as Appendix C in the Registration Statement), upon its due execution and delivery by the parties thereto, will be validly authorized and, where certificates for Shares are duly executed, countersigned, registered and delivered, or the shareholders’ accounts have been duly credited, and where the Shares represented thereby are issued pursuant to such Agreement and Plan of Reorganization in exchange for the consideration set forth therein, such Shares will be validly issued, fully paid and nonassessable (except as described herein). Pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Trust were held to be a partnership, however, the possibility of the holders of the Shares incurring personal liability for financial losses of the Trust appears remote because

BlackRock Funds

November 8, 2004

(a) Section 9.5 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interests of the Trust, including the Shares, for the obligations of the Trust and requires that a recitation of such disclaimer be included in every note, bond, contract, order, or other undertaking issued by or on behalf of the Fund or the trustees of the Trust, and (b) Section 9.6 of the Declaration of Trust provides for indemnification out of the assets of the Trust belonging to the classes of shares with the same alphabetical designation as that of the Shares owned by such shareholder for all loss and expense arising solely from being or having been a holder of such Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP